Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals Announces Pricing of Public Offering of Common Stock

PARSIPPANY, N.J., April 8, 2014 (BUSINESS WIRE) — Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX) today announced the pricing of its previously announced public offering of 1,600,000 shares of its common stock at a public offering price of $64.00 per share.  After deducting underwriting discounts and commissions and estimated offering expenses, Pacira will receive net proceeds of approximately $96.0 million in the offering.  In addition, Pacira has granted the underwriters a 30-day option to purchase up to 240,000 additional shares of common stock.  The offering is expected to close on or about April 14, 2014, subject to customary closing conditions.

Jefferies LLC, Barclays Capital Inc. and BofA Merrill Lynch are acting as the joint book-running managers for the offering.  Wedbush PacGrow Life Sciences and Brean Capital, LLC are acting as co-managers for the offering.

A shelf registration statement relating to the shares was filed with the SEC and is effective.  A preliminary prospectus supplement related to the offering was filed with the SEC on April 7, 2014 and is available on the SEC’s website located at http://www.sec.gov.  A final prospectus supplement related to the offering will be filed with the SEC.  Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com, from Barclays Capital Inc., c/o Broadridge Financial Solutions, at 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-888-603-5847 or by emailing Barclaysprospectus@broadridge.com or from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via e-mail at dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities.  There shall not be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574